Exhibit 10.1
CONVEYANCE OF NET PROFITS INTEREST
     This Conveyance of Net Profits Interest and Assignment of Pre-Effective Time Payment (this “Conveyance”) is made, as of April 30, 2008, from Whiting Oil and Gas Corporation, a Delaware corporation and Equity Oil Company, a Colorado corporation (collectively, the “Grantor”) to The Bank of New York Trust Company, N.A., with offices at 919 Congress Avenue, Suite 500, Austin, Texas 78701, Attention: Mike J. Ulrich, as trustee (the “Trustee”), acting not in its individual capacity but solely as trustee of the Whiting USA Trust I (the “Trust”), a statutory trust created under the Delaware Statutory Trust Act as of October 18, 2007 (such Trustee acting as trustee of the Trust and as such term is further defined below, the “Grantee”). Capitalized terms shall have the meaning set forth in Article II below.
ARTICLE I
GRANT OF NET PROFITS INTEREST
     For and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration (including the issuance by Grantee to Grantor of 13,863,889 Trust Units) to Grantor paid by Grantee, the receipt and sufficiency of which are hereby acknowledged by Grantor, Grantor has bargained, sold, granted, conveyed, transferred, assigned, set over, and delivered, and by these presents does hereby bargain, sell, grant, convey, transfer, assign, set over, and deliver unto Grantee, its successors and assigns, effective as of the Effective Time, a net profits interest (the “Net Profits Interest”) in and to the Subject Leases and the Minerals in and under and produced and saved from the Subject Interests during the Net Profits Period, calculated in accordance with the provisions of Article III below and payable solely out of gross proceeds from the sale of the Subject Minerals produced and saved through the Subject Wells, in an amount equal to the product of the Proceeds Percentage times the Net Profits attributable to the Subject Interests, all as more fully provided hereinbelow.
     TO HAVE AND TO HOLD the Net Profits Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Grantee, its successors and assigns, subject, however, to the following terms and provisions, to-wit:
ARTICLE II
DEFINITIONS
     As used herein, the following terms shall have the meaning ascribed to them below:
     “Administrative Hedge Costs” shall mean those costs paid by Grantor to counter-parties under the Existing Hedges or to Persons that provide credit to maintain any Existing Hedge (in each case) after the Effective Time, but excluding any Hedge Settlement Costs.
     “Affiliate” shall mean with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” (and the correlative terms “controlling,” “controlled by,” and “under common control”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     “BOE” shall mean (a) for Oil included in the Subject Minerals, one barrel, (b) for Gas Liquids included in the Subject Minerals, one barrel, and (c) for Gas included in the Subject Minerals, the amount of such hydrocarbons equal to one barrel, determined using the ratio of six Mcf of Gas to one barrel of Oil.
     “Business Day” shall mean any day that is not a Saturday, Sunday or any other day on which national banking institutions in New York, New York, Denver, Colorado or Wilmington, Delaware are closed as authorized or required by law.
     “Contingent Debt Regulations” shall have the meaning given such term in Section 8.9(b).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Conveyance” shall mean this Conveyance of Net Profits Interest and Assignment of Pre-Effective Time Payment, as the same may be amended or modified from time to time by one or more instruments executed by both Grantor and Grantee.
     “Debit Balance” shall have the meaning given such term in Section 3.2(c).
     “Effective Time” shall mean 12:01 a.m., local time in effect where the Subject Interests are located, on the date of this Conveyance.
     “Eligible Materials” shall mean Materials for which amounts in respect of the cost of such Materials were properly debited to the Net Profits Account.
     “Existing Hedges” shall mean the Hedges entered into by Grantor with respect to the Subject Minerals prior to the date hereof as described in Exhibit A to the Supplemental Agreement.
     “Fair Value” shall mean, with respect to any portion of the Net Profits Interest to be released pursuant to Section 5.1 in connection with a sale or release of any Subject Interest, an amount equal to the excess of (i) the proceeds which could reasonably be expected to be obtained from the sale of such portion of the Net Profits Interest to a party which is not an Affiliate of either Grantor or the Trust on an arms’-length negotiated basis, taking into account relevant market conditions and factors existing at the time of any such proposed sale or release, over (ii) Grantee’s proportionate share of any sales costs, commissions and brokerage fees.
     “Farmout Agreement” shall mean any farmout agreement, participation agreement, exploration agreement, development agreement or any similar agreement.
     “Gas” shall mean natural gas and other gaseous hydrocarbons or minerals, including helium, but excluding any Gas Liquids.
     “Gas Liquids” shall mean those natural gas liquids and other liquid hydrocarbons, including ethane, propane, butane and natural gasoline, and mixtures thereof, that are removed from a Gas stream by the liquids extraction process of any field facility or gas processing plant and delivered by the facility or plant as natural gas liquids.

     “Grantee” shall mean Grantee as defined in the first paragraph of this Conveyance, and its successors and assigns; and, unless the context in which used shall otherwise require, such term shall include any successor owner at the time in question of any or all of the Net Profits Interest.
     “Grantor” shall have the meaning given such term in the first paragraph of this Conveyance.
     “Hedge” shall mean any commodity hedging transaction pertaining to Minerals, whether in the form of (i) forward sales and options to acquire or dispose of a futures contract solely on an organized commodities exchange, (ii) derivative agreements for a swap, cap, collar or floor of the commodity price, or (iii) similar types of financial transactions classified as “notional principal contracts” pursuant to Treasury Regulation § 1.988-1(a)(2)(iii)(B)(2).
     “Hedge Settlement Costs” shall mean any and all payments required to be made by Grantor to the counterparties in connection with the settlement or mark-to-market of trades made under any Existing Hedge and all payments made by Grantor for any early termination of any Existing Hedge.
     “Hedge Settlement Revenues” shall mean any and all payments received by Grantor from the counterparties in connection with the settlement or mark-to-market of trades made under any Existing Hedge and all payments received by Grantor for any early termination of any Existing Hedge.
     “Lease” shall mean (i) a lease of one or more Minerals described in Exhibit A attached hereto as to all lands and depths described in such lease (or the applicable part or portion thereof, if limited in depth and/or areal extent in Exhibit A) and any interest therein and any leasehold interest in any other lease of Minerals derived from the pooling or unitization of such lease (or portion thereof, if limited in depth and/or areal extent in Exhibit A) with other leases, together with any interest acquired or maintained by Grantor in any and all extensions of such lease, (ii) any replacement lease taken upon or in anticipation of termination of such lease (if executed and delivered during the term of or within one year after the expiration of the predecessor lease), as to all lands and depths described in the predecessor lease (unless the extended or predecessor lease is specifically limited in depth or areal extent in Exhibit A, in which event only the corresponding portion of such lease shall be considered a renewal or extension or a replacement lease subject to this Conveyance), and (iii) any other Mineral leasehold, royalty, overriding royalty or Mineral fee interest described in Exhibit A attached hereto; and “Leases” shall mean all such Leases and all such renewal and extensions and replacement Leases.
     “Manufacturing Costs” shall mean the costs of Processing that generate Manufacturing Proceeds received by Grantor.
     “Manufacturing Proceeds” shall mean the excess, if any, of (i) proceeds received by Grantor from the sale of Subject Minerals that are the result of any Processing over (ii) the part of such proceeds that represents the Payment Value of such Subject Minerals before any Processing.

     “Materials” shall mean materials, supplies, equipment and other personal property or fixtures located on or used in connection with the Subject Interests.
     “Mcf” shall mean one thousand cubic feet.
     “Minerals” shall mean Oil, Gas and Gas Liquids.
     “MMBOE” shall mean one million BOE.
     “Money Market Interest Rate” shall mean the lesser of (a) the rate of interest per annum publicly announced from time to time in the Midwest edition of the Wall Street Journal as the “money market” interest rate on an annual yield basis, but if such rate is not available, then such similar rate as reported by a nationally recognized financial news source or (b) the maximum rate of interest permitted under applicable law.
     “Net Profits” shall have the meaning given such term in Section 3.2(b).
     “Net Profits Account” shall mean the account maintained in accordance with the provisions of Section 3.1.
     “Net Profits Interest” shall have the meaning given such term in Article I.
     “Net Profits Period” shall mean the period from and after the Effective Time until and including the Termination Date.
     “Oil” shall mean crude oil, condensate and other liquid hydrocarbons recovered by field equipment or facilities, excluding Gas Liquids.
     “Payment Period” shall mean a calendar quarter, provided that for purposes of the Net Profits Interest the first Payment Period shall mean the period from and after the Effective Time until June 30, 2008, and the last Payment Period shall mean any portion of the calendar quarter during which the Termination Date occurs from the beginning of such calendar quarter until and including the Termination Date, and provided further that for purposes of the Pre-Effective Time Payment the first Payment Period shall mean the period from and after January 1, 2008 until March 31, 2008 and the second Payment Period shall mean the period from and after April 1, 2008 through, but excluding, the Effective Time.
     “Payment Value” of any Subject Minerals shall mean:
     (a) With respect to Oil and Gas Liquids, (i) the highest price available to Grantor for such Oil and Gas Liquids at the Lease on the date of delivery pursuant to a bona fide offer, posted price or other generally available marketing arrangement from or with a non-Affiliate purchaser, or (ii) if no such offer, posted price or arrangement is available, the fair market value of such Oil and/or Gas Liquids, on the date of delivery at the Lease, determined in accordance with generally accepted and usual industry practices;
     (b) With respect to Gas, (i) the price specified in any Production Sales Contract for the sale of such Gas or (ii) if such Gas cannot be sold pursuant to a Production Sales Contract,

(A) the average of the three highest prices (adjusted for all material differences in quality) being paid at the time of production for Gas produced from the same field in sales between non-affiliated Persons (or, if there are not three such prices within such field, within a 50-mile radius of such field) but, for any Gas subject to price restrictions established, prescribed or otherwise imposed by any governmental authority having jurisdiction over the sale of such Gas, no more than the highest price permitted for such category or type of Gas after all applicable adjustments (including without limitation tax reimbursement, dehydration, compression and gathering allowances, inflation and other permitted escalations), or (B) if subsection (b)(ii)(A) above is not applicable, the fair market value of such Gas, on the date of delivery, at the Lease, determined in accordance with generally accepted and usual industry practices.
     “Permitted Encumbrances” shall mean the following whether now existing or hereinafter created but only insofar as they cover, describe or relate to the Subject Interests or the lands described in any Lease:
     (a) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to Grantor its interests in any of the Leases, including any Prior Reversionary Interest; provided, however, that none of the foregoing shall operate to reduce Grantor’s “Net Revenue Interest” for any well to below the “Net Revenue Interest” set forth in Exhibit B to the Supplemental Agreement for such well or increase the “Working Interest” of Grantor for any well above that “Working Interest” set forth in Exhibit B to the Supplemental Agreement for such well (unless there is a proportionate increase in Grantor’s corresponding “Net Revenue Interest” for such well);
     (b) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of the Leases or for the purpose of developing, producing or processing Minerals therefrom or therein, and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens or charges for liquidated amounts, in each case arising in the ordinary course of business that Grantor has agreed to pay or is contesting in good faith in the ordinary course of business;
     (c) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith by Grantor in the ordinary course of business;
     (d) any liens or security interests created by law or reserved in any Lease for the payment of royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents that create or reserve to Grantor its interests in the Leases;
     (e) any obligations or duties affecting the Leases to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of any governmental authority;
     (f) any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over or in respect of the lands described in the Leases, provided that, in the case of clauses (i) and (ii), such easements, rights-of-way, servitudes, permits, surface leases and other rights do not materially impair the value of the Net Profits Interest;
     (g) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time; provided, however, that none of the foregoing shall operate to reduce Grantor’s “Net Revenue Interest” for any well to below the “Net Revenue Interest” set forth in Exhibit B to the Supplemental Agreement for such well or increase the “Working Interest” of Grantor for any well above that “Working Interest” set forth in Exhibit B to the Supplemental Agreement for such well (unless there is a proportionate increase in Grantor’s corresponding “Net Revenue Interest” for such well);
     (h) preferential rights to purchase or similar agreements and required third party consents to assignments or similar agreements;
     (i) all rights to consent by, required notices to, filings with, or other actions by any governmental authority in connection with the sale or conveyance of the Leases or interests therein;
     (j) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Minerals; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements for development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements entered into by Grantor or its Affiliates in connection with the exploration or development of the Leases or the extraction, processing or marketing of production therefrom or to which any of the Leases were subject when acquired by Grantor or its Affiliates; provided, however, that none of the foregoing shall operate to reduce Grantor’s “Net Revenue Interest” for any well to below the “Net Revenue Interest” set forth in Exhibit B to the Supplemental Agreement for such well or increase the “Working Interest” of Grantor for any well above that “Working Interest” set forth in Exhibit B to the Supplemental Agreement for such well (unless there is a proportionate increase in Grantor’s corresponding “Net Revenue Interest” for such well); and
     (k) conventional rights of reassignment that obligate Grantor to reassign all or part of a property to a third party if Grantor intends to release or abandon such property;
     “Person” shall mean any individual, partnership, limited liability company, corporation, trust, unincorporated association, governmental agency, subdivision, instrumentality, or other entity or association.
     “Possible Refundable Amounts” shall have the meaning set forth in Section 3.1(a)(v).
     “Pre-Effective Time Payment” shall have the meaning given such term in Article VIII.

     “Prior Reversionary Interest” shall mean any contract, agreement, Farmout Agreement, lease, deed, conveyance or operating agreement that exists as of the Effective Time or that burdened the Subject Interests at the time such Subject Interests were acquired by Grantor, that by the terms thereof requires a Person to convey a part of the Subject Interests to another Person or to permanently cease production of any Subject Well, including obligations arising pursuant to any operating agreements, Leases, coal leases, and other similar agreements or instruments affecting the Subject Interests.
     “Proceeds Percentage” shall mean ninety percent (90%).
     “Processing” or “Processed” shall mean to manufacture, fractionate or refine Subject Minerals, but such terms do not mean or include activities involving the use of normal lease or well equipment (such as dehydrators, gas treating facilities, mechanical separators, heater-treaters, lease compression facilities, injection or recycling equipment, tank batteries, field gathering systems, pipelines and equipment and so forth) to treat or condition Minerals or other normal operations on any of the Subject Interests.
     “Production Period Prior to Effective Time” shall mean the period commencing on and including January 1, 2008 through, but excluding, the day of the Effective Time.
     “Production Sales Contracts” shall mean all contracts, agreements and arrangements for the sale or disposition of Minerals.
     “Quarterly Record Date” shall mean the 50th day following the close of each Payment Period. The first Quarterly Record Date shall be May 20, 2008.
     “Subject Interests” shall mean each kind and character of right, title, claim, or interest (collectively the “rights”), that Grantor has or owns in the Leases and the Subject Wells whether such right be under or by virtue of a lease, a unitization or pooling order or agreement, an operating agreement, a division order, or a transfer order or be under or by virtue of any other type of claim or title, legal or equitable, recorded or unrecorded, all as such rights shall be (a) enlarged or diminished by virtue of the provisions of Section 4.2, and (b) enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of such rights are subject at the Effective Time (provided that such removal is pursuant to the express terms of the instrument that created such charge or encumbrance) and any and all renewals and extensions of the right occurring within one year after the expiration of such rights.
     “Subject Leases” shall mean each kind and character of right, title, claim, or interest (collectively the “rights”), that Grantor has or owns in the Leases whether such right be under or by virtue of a lease, a unitization or pooling order or agreement, an operating agreement, a division order, or a transfer order or be under or by virtue of any other type of claim or title, legal or equitable, recorded or unrecorded, all as such rights shall be (a) enlarged or diminished by virtue of the provisions of Section 4.2, and (b) enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of such rights are subject at the Effective Time (provided that such removal is pursuant to the express terms of the instrument that created such charge or encumbrance) and any and all renewals and extensions of the right occurring within one year after the expiration of such rights.
     “Subject Minerals” shall mean all Minerals in and under and that may be produced, saved, and sold from, and are attributable to, the Subject Interests from and after the Effective Time, after deducting the appropriate share of all royalties and any overriding royalties, production payments and other similar charges (except the Net Profits Interest) burdening the Subject Interests at the Effective Time, provided that, (a) there shall not be included in the Subject Minerals (i) any Minerals attributable to non-consent operations conducted with respect to the Subject Interests (or any portion thereof) as to which Grantor shall be a non-consenting party as of the Effective Time that are dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development, or other instrument providing for such non-consent operations (including any interest, penalty or other amounts related thereto), or (ii) any Minerals unavoidably lost in production or used by Grantor for production operations (including without limitation, fuel, secondary or tertiary recovery) conducted solely for the purpose of producing Subject Minerals from the Subject Interests, and (b) there shall be included in the Subject Minerals any Minerals attributable to non-consent operations conducted with respect to the Subject Interests (or any portion thereof) as to which Grantor shall be a non-consenting party as of the Effective Time that are produced, saved, and sold from, and are attributable to the Subject Interests after the Effective Time from and after the recoupment or reimbursement of costs and expenses (including any interest, penalty or other amounts related thereto) of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract agreement, contract development, or other instruments providing for such non-consent operations.
     “Subject Well” shall mean each well (whether now existing or hereinafter drilled) on the Leases in respect of which Grantor owns any interest or is entitled to any of the Minerals production or the proceeds therefrom (whether directly or indirectly by virtue of the effect of any farmout or farmin provisions or other provisions).
     “Supplemental Agreement” shall mean the Supplemental Agreement entered into between the Grantor and Grantee on even date herewith.
     “Termination Date” shall mean the day on which the total volume of the Subject Minerals produced, saved and sold from and after the Effective Time equals a volume of (a) 9.1147 MMBOE less (b) the total volume of the Subject Minerals produced, saved and sold during the Production Period Prior to the Effective Time and less (c) the aggregate volume of proved reserves attributable to the Subject Interests that are Transferred by Grantor pursuant to Section 5.1 hereof (with the volume of proved reserves attributable to any individual Subject Interest so Transferred determined solely by reference to the quantity of reserves attributable to such Subject Interest that are expected to be produced during the term of the Net Profits Interest in the most recent reserve report prepared by an independent reserve engineer in accordance with the methodology specified in the rules and regulations of the Securities and Exchange Commission, provided that, in the event an independent reserve engineer has not prepared a reserve report satisfying the foregoing requirements within twelve (12) months prior to the date of the Transfer of such Subject Interest, no volume of proved reserves for such Subject Interest shall be included in such aggregate volume pursuant to this clause (c)).
     “Transfer” including its syntactical variants, shall mean any assignment, sale, transfer, conveyance, or disposition of any property; provided, however, “Transfer” as used herein does not include the granting of a security interest, pledge, or mortgage in Grantor’s interest in any property, including the Subject Interests or the Subject Minerals.
     “Trust Units” shall have the meaning ascribed to such term in the Trust Agreement.
     “Trust Agreement” shall mean the Amended and Restated Trust Agreement of Whiting USA Trust I, dated of even date herewith, by and among Grantor, Grantee and Wilmington Trust Company, a banking corporation organized under the laws of the State of Delaware.
ARTICLE III
ESTABLISHMENT OF NET PROFITS ACCOUNT
     3.1 Net Profits Account. Grantor shall establish and maintain true and correct books and records in order to determine the credits and debits to a Net Profits Account to be maintained by Grantor at all times during the Net Profits Period, in accordance with the terms of this Conveyance and prudent and accepted accounting practices. For purposes of this Section 3.1:
     (a) The Net Profits Account shall be credited with an amount equal to the sum, from and after the Effective Time with respect to each Payment Period, of the gross proceeds (determined before calculating the Net Profits) received by Grantor from the sale of all Subject Minerals; provided, however, that:
(i)	Subject to the following provisions of this Section 3.1(a), gross proceeds shall include all consideration received, directly or indirectly, for Transfers of Subject Minerals as, if and when produced, including without limitation advance payments and payments under take or pay and similar provisions of Production Sales Contracts when credited against the price for delivery of production;

(ii)	if any proceeds are withheld from Grantor for any reason (other than at the request of Grantor), such proceeds shall not be considered to be gross proceeds until such proceeds are actually received by Grantor;

(iii)	if Grantor becomes an underproduced party under any Gas balancing or similar arrangement affecting the Subject Interests, then the Net Profits Account shall not be credited with any amounts for any Gas attributable to the Subject Interests that is deemed to be stored for Grantor’s account under the terms of such Gas balancing arrangement, and if Grantor becomes an overproduced party under any Gas balancing or similar arrangement affecting the Subject Interests, then the Net Profits Account shall not be credited with any amount for any Gas taken by an underproduced party as “make-up” Gas that would otherwise be attributable to the Subject Interests. The Net Profits Account shall be credited with amounts received by Grantor (1) for any “make up” Gas taken by Grantor as a result of its position as an underproduced party under any Gas balancing or similar arrangement affecting the Subject Interests, (2) as a balancing of accounts under a Gas balancing or other similar arrangement affecting the Subject Interests either as an interim balancing or at the depletion of the reservoir, and (3) for any Gas taken by Grantor attributable to the Subject Interests in excess of its entitlement share of such Gas;

(iv)	if Grantor shall be a party as to any non-consent operations conducted with respect to all or any of the Subject Interests from and after the Effective Time, all gross proceeds to be credited to the Net Profits Account with respect thereto shall be governed by Section 4.3;

(v)	if a controversy or possible controversy exists (whether by reason of any statute, order, decree, rule, regulation, contract, or otherwise) as to the correct or lawful sales price of any Subject Minerals, or if any amounts received or to be received by Grantor as “take-or-pay” or “ratable take” payments are subject to refund to any purchasers of Subject Minerals (in each case, such amounts together with any other gross proceeds withheld from, or repayable by, Grantor, “Possible Refundable Amounts”), then:
(A)	amounts withheld by such purchaser or deposited by it with an escrow agent shall not be considered to have been received by Grantor and shall not be credited to the Net Profits Account until actually collected by Grantor; provided, however, that the Net Profits Account shall not be credited with any interest, penalty, or other amount that is not derived from the sale of Subject Minerals; and

(B)	amounts received or to be received by Grantor and promptly deposited or to be deposited by it with a non-Affiliate escrow agent, to be placed in interest bearing accounts under usual and customary terms, shall not be considered to have been received by Grantor and shall not be credited to the Net Profits Account until actually disbursed to Grantor by such escrow agent; provided, however, that the Net Profits Account shall not be credited with any interest, penalty, or other amount that is not derived from the sale of Subject Minerals;
(vi)	gross proceeds shall not include any amount received by Grantor in respect of any production of Subject Minerals prior to the Effective Time;

(vii)	the Net Profits Account shall not be credited with any amount that Grantor shall receive for any sale or other disposition of any of the Subject Interests or in connection with any adjustment of any well or leasehold equipment upon unitization of any of the Subject Interests;

(viii)	gross proceeds shall not include any Manufacturing Proceeds or other amounts that are reductions of debits to the Net Profits Account under the proviso of Section 3.1(b);

(ix)	in the event that Subject Minerals are Processed prior to sale, gross proceeds shall include only the Payment Value of such Subject Minerals before any such Processing;

(x)	the amount of gross proceeds credited to the Net Profits Account during any Payment Period shall be reduced by overpayments pursuant to Section 3.4(a);

(xi)	gross proceeds shall not include any amount to which Grantor is entitled by virtue of a judgment of a court of competent jurisdiction resolving a dispute hereunder between Grantee and Grantor in favor of Grantor, or any amount paid to Grantor in settlement of such dispute; and

(xii)	gross proceeds shall not include any additional proceeds from the sale of Minerals related to any Subject Well with respect to which Grantor elects to be a participating party (whether pursuant to an operating agreement or other agreement or arrangement, including without limitation, non-consent rights and obligations imposed by statute or regulatory agency) with respect to any operation with respect to such Subject Well where another party or parties have elected not to participate in such operation (or have elected to abandon such Subject Well) and Grantor elects to pay the costs of such nonparticipating or abandoning party and as a result of which Grantor becomes entitled to receive, either temporarily (i.e., through a period of recoupment) or permanently any additional proceeds from the sale of Minerals related to such Subject Well.
     (b) The Net Profits Account shall be debited with an amount equal to the sum of the following (excluding in all events Manufacturing Costs), to the extent that the same relate to the Existing Hedges or are properly allocable to the Subject Interests (and any related equipment or property used in connection therewith) and the production and (subject to Section 4.4) marketing of Subject Minerals therefrom and have been incurred or accrued (as described below) by Grantor from and after the Effective Time and attributable to periods ending on or before the Termination Date:
(i)	all direct costs paid by Grantor (A) for all direct labor (including fringe benefits) and other services necessary for operating, producing and maintaining the Subject Interests and workovers of any Subject Well on the Subject Interests, (B) for dehydration, compression, separation and transportation of the Subject Minerals, and (C) for all Materials purchased for use on, or in connection with, any of the Subject Interests (including without limitation (1) all amounts charged Grantor for conformance of investment if the Subject Interests or any part or parts thereof are hereafter from time to time unitized or if any participating area in a federal divided-type unit is changed, (2) subject to Section 3.1(c), the costs of workovers and plugging and abandoning of any well on the Subject Interests and (3) subject to Section 3.1(c), the cost of secondary recovery, pressure maintenance, repressuring, recycling and other operations conducted for the purpose of enhancing production); provided, however, that the debits made to the Net Profits Account pursuant to this subsection (and, to the extent applicable, pursuant to the other applicable provisions of this Conveyance) with respect to any Subject

Interest shall be made on the same basis as such costs are charged under the operating agreement (if any) applicable to such Subject Interest at the time the transaction giving rise to such debit occurred (including any producing overhead in such operating agreement), except that in the event a Subject Interest is operated at such time by a non-Affiliate of Grantor but is not subject to an operating agreement, such debit shall be made on the same basis as Grantor is charged by such non-Affiliate of Grantor; provided, further, if Grantor elects to pay the costs of a nonconsenting party or nonparticipating party with respect to which the gross proceeds derived from such costs are not credited to the Net Profits Account pursuant to Section 3.1(a), Grantor shall be solely responsible for such costs;

(ii)	all costs (including without limitation outside legal, accounting and engineering services) attributable to the Subject Interests of (A) handling, investigating and/or settling litigation, administrative proceedings and claims (including without limitation lien claims other than liens for borrowed funds) and (B) payment of judgments, penalties and other liabilities (including interest thereon), paid by Grantor (and not reimbursed under insurance maintained by Grantor or others) and involving any of the Subject Interests, or incident to the operation or maintenance of the Subject Interests, or requiring the payment or restitution of any proceeds of Subject Minerals, or arising from tax or royalty audits, except that there shall not be debited to the Net Profits Account any expenses incurred by Grantor in litigation of any claim or dispute arising hereunder between Grantor and Grantee or amounts paid by Grantor to Grantee pursuant to a final order entered by a court of competent jurisdiction resolving any such claim or dispute or amounts paid by Grantor to Grantee in connection with the settlement of any such claim or dispute;

(iii)	all taxes (except federal and state income, transfer, mortgage, inheritance, estate, franchise and like taxes) incurred, accrued or paid by Grantor with respect to the ownership of the Subject Interests or the extraction of the Subject Minerals, including without limitation production, severance, and/or excise and other similar taxes assessed against, and/or measured by, the production of (or the proceeds or value of production of) Subject Minerals, occupation taxes, sales and use taxes, and ad valorem taxes assessed against or attributable to the Subject Interests or any equipment used in connection with production from any of the Subject Interests and any extraordinary or windfall profits taxes that may be assessed in the future based upon profits realized or prices received from the sale of Subject Minerals; provided, however, that if Grantee is assessed any of such taxes individually and Grantee pays such taxes, then the taxes which Grantee is assessed individually and has paid shall not be debited to the Net Profits Account;

(iv)	insurance premiums attributable to the ownership or operation of the Subject Interests paid by Grantor for insurance actually carried for periods after the Effective Time with respect to the Subject Interests, or any equipment located on any of the Subject Interests, or incident to the operation or maintenance of the Subject Interests, it being recognized that where the coverage is general in nature, or relates to a group of properties (or more than one interest in the same property), only that portion which is reasonably allocated to the Subject Interests shall be debited hereunder;

(v)	all amounts paid by Grantor attributable to the Subject Interests and consisting of (A) rent and other consideration paid for the use or damage to the surface, (B) delay rentals, shut-in well payments, minimum royalties and similar payments paid pursuant to the provisions of agreements in force and effect before the Effective Time and (C) fees for renewals or extensions of the Leases included in the Subject Interests;

(vi)	amounts attributable to the Subject Interests and charged by the relevant operator as overhead charges specified in the applicable operating agreements or other arrangements now or hereafter covering the Subject Interests or Grantor’s operations with respect thereto;

(vii)	to the extent Grantor is the operator of a Subject Interest and there is no operating agreement covering such Subject Interest now or hereafter, those overhead charges that are allocated by Grantor to such Subject Interest, to the extent that such charges are allocated in the same manner that Grantor allocates to other similarly owned and operated properties;

(viii)	if as a result of the occurrence of the bankruptcy or insolvency or similar occurrence of the purchaser of Subject Minerals any amounts previously credited to the Net Profits Account are reclaimed from Grantor or its representative, then the amounts reclaimed as promptly as practicable following Grantor’s payment thereof;

(ix)	if Grantor shall be a party to any non-consent operations conducted with respect to all or any of the Subject Interests, costs related to such non-consent operations to be debited to the Net Profits Account with respect thereto, if any, shall be governed by Section 4.3;

(x)	the costs paid by Grantor in connection with the exercise of its rights pursuant to Section 4.6;

(xi)	all costs paid by Grantor for recording this Conveyance and, immediately prior to the last Payment Period, costs estimated in good faith to record the termination and/or release of this Conveyance;

(xii)	all Administrative Hedge Costs paid by Grantor;

(xiii)	without duplication of the costs described above, all other direct costs paid by Grantor for the necessary or proper hook up, production, operation, maintenance and workovers of the Subject Wells and Subject Interests, and the plugging and abandoning of any unplugged Subject Wells located on the Subject Interests, abandoning of any facilities used in connection with the Subject Interests and, where applicable, restoring of the surface of the Subject Interests;

(xiv)	any Debit Balance carried forward pursuant to Section 3.2(c); and

(xv)	the aggregate Hedge Settlement Costs paid by Grantor;
provided that the costs referred to in this Section 3.1(b) shall be reduced by the following amounts received by Grantor from and after the Effective Time: (A) any amounts received by Grantor as delay rentals, bonus, royalty or other similar payments in connection with any Farmout Agreement or for dry hole, bottom hole or other similar contributions related to the Subject Interests or otherwise, (B) upon salvage or other disposition, the applicable actual salvage value (as determined in accordance with the applicable operating agreement then in effect and binding upon Grantor) of any Eligible Materials, less, in each instance the actual costs of salvage or other disposition, (C) any cash payments received by Grantor as a result of any pooling or unitization of the Subject Interests if the costs giving rise to such payments were charged to the Net Profits Account, directly or indirectly, (D) any insurance proceeds received by Grantor in respect of the Subject Interests, Subject Minerals or Eligible Materials if the cost of such insurance was charged to the Net Profits Account, directly or indirectly, (E) any amounts received by Grantor from third parties as rental or use fees for Eligible Materials, (F) the gross proceeds of any judgments or claims received by Grantor for damages occurring on or after the Effective Time to the Subject Interests (or any part thereof or interest therein) or any Materials (or any part thereof or interest therein) used in connection with the operation of the Subject Interests or any Subject Minerals, (G) any proceeds from the sale of Eligible Materials, (H) any payments made to Grantor in connection with the drilling or deferring of drilling of any Subject Well, (I) if, from and after the Effective Time, any Subject Minerals shall be Processed before sale, the excess, if any, of the Manufacturing Proceeds arising therefrom over the Manufacturing Costs of such Processing, (J) any interest, penalty or other amount not derived from the sale of the Subject Minerals that is paid to Grantor by the purchaser of production or escrow agent in connection with Possible Refundable Amounts withheld or deposited with an escrow agent, (K) the Hedge Settlement Revenues, and (L) the amount described in 5.1(b); provided further, that in any Payment Period where the reduction in costs described in subparts (A) through (L) above exceed the amounts described in Sections 3.1(b)(i) through (xv) above for such Payment Period, then such excess, plus interest at the Money Market Interest Rate on such amount, commencing on the expiration date of the preceding Payment Period to the date such amounts have been used to reduce the costs referred to in this Section 3.1(b) shall not be applied to reduce the costs described in Sections 3.1(b)(i) through (xv) below zero but instead shall be applied to reduce such costs in each succeeding Payment Period, subject to this limitation, until exhausted.
     (c) Notwithstanding anything herein to the contrary, the amounts debited to the Net Profits Account shall not include any of the following: (A) any amount that has also been used to reduce or offset the amount of the Subject Minerals (or proceeds of production thereof) or has otherwise not been included therein (including, by way of example and without limitation, proceeds attributable to royalties, overriding royalties, production payments and other charges burdening the Subject Interests at the Effective Time); (B) any overriding royalty, production payment or other charge burdening the Subject Interests which was created by Grantor after the Effective Time; (C) any general, administrative or overhead costs paid or incurred by Grantor or its Affiliates, except for those permitted under Sections 3.1(b)(vi) and (vii); (D) any amounts paid by Grantor (initial or a successor) to such Grantor’s predecessor in interest with respect to part or all of the Subject Interests (including without limitation any purchase price or other consideration paid by Grantor to such predecessor in interest to acquire all or part of the Subject Interests); (E) any interest, premiums, fees or similar charges arising out of borrowings or purchases of any goods, equipment or other items on credit, whether or not used on or otherwise related to the Subject Interests; and (F) except for workovers of Subject Wells, any costs attributable or relating to (1) seismic, geological or geophysical operations on the Subject Interests; (2) the testing, drilling, completion, equipping, plugging back or recompletion of any Subject Well or other well on the Subject Interests; (3) any costs of constructing gathering facilities, tanks, or other production or delivery facilities on the Subject Interests or (4) plugging and abandoning any Subject Well drilled on or after the Effective Time that is a dry hole.
     (d) Nothing set forth in this Section 3.1 shall be interpreted or applied in any manner that shall ever require or permit any duplication of all or any part of any credit or debit (or reduction thereto) to the Net Profits Account with respect to the same transaction, item of expense or charge, under this Conveyance, or that shall ever require or permit any inclusion of any charge to the Net Profits Account that is reimbursed to Grantor by any Person.
     (e) GRANTEE, BY ITS ACCEPTANCE OF THE NET PROFITS INTEREST, CLEARLY AND UNEQUIVOCALLY EXPRESSES ITS INTENT THAT THE DEBITS TO THE NET PROFITS ACCOUNT CONTAINED IN SECTION 3.1(b) SHALL BE APPLICABLE REGARDLESS OF WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES THAT MAY BE DEBITED IN ACCORDANCE WITH SUCH SECTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF GRANTOR OR ANY OF ITS AFFILIATES, OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GRANTOR OR ANY OF ITS AFFILIATES, EXCEPT TO THE EXTENT THAT ANY SUCH LOSSES, COSTS, EXPENSES OR DAMAGES RESULT, DIRECTLY OR INDIRECTLY, FROM ANY BREACH OR NONCOMPLIANCE WITH THE OPERATIONS STANDARD SET FORTH IN SECTION 4.1 HEREOF, AND NOTHING CONTAINED HEREIN OR ELSEWHERE IN THIS CONVEYANCE SHALL BE CONSTRUED AS A WAIVER OR RELEASE OF GRANTOR FROM ANY CLAIM, ACTION OR LIABILITY ARISING UNDER SECTION 4.1 HEREOF.
     3.2 Accounting.
     (a) After the end of each Payment Period, a calculation of net profits shall be made by Grantor by deducting (i) the total debits (net of reductions thereof) properly made to the Net Profits Account during such Payment Period pursuant to Section 3.1(b) from (ii) the total credits properly made to such Net Profits Account during such Payment Period pursuant to Section 3.1(a).
     (b) If the computation made in accordance with Section 3.2(a) results in a positive amount with respect to a Payment Period (the “Net Profits”), then (i) that positive amount shall be subtracted from the balance of the Net Profits Account to cause the Net Profits Account to have a zero balance immediately following the end of such Payment Period, (ii) that positive amount shall be multiplied by the Proceeds Percentage to determine the Net Profits Interest and

(iii) the resulting product from the calculations in (ii) above shall be payable to Grantee as specified in Section 3.3.
     (c) If the computation made in accordance with Section 3.2(a) results in a negative amount with respect to a Payment Period, the negative sum shall be deemed the “Debit Balance.” Any Debit Balance shall be carried forward as a debit to the Net Profits Account for the following Payment Period. If there is a Debit Balance at the end of any Payment Period, no payments shall be made to Grantee in respect of the Net Profits Interest nor shall Grantee ever be liable to make any payment to Grantor in respect of the Debit Balance. In the event that any Debit Balance exists, then an amount shall be computed equal to interest on such Debit Balance at the Money Market Interest Rate for the period between the last day of the Payment Period that resulted in such Debit Balance and the last day of the next Payment Period, which amount shall, on the last day of such next Payment Period, be debited to the Net Profits Account in the same manner as other debits to the Net Profits Account for such Payment Period.
     (d) All amounts received by Grantor from the sale of the Subject Minerals for any Payment Period shall be held by Grantor in one of its general bank accounts and Grantor shall not be required to maintain a segregated account for such funds.
     3.3 Payment of Proceeds Percentage of Net Profits. On or before the tenth day (or, if such day is not a Business Day, the next Business Day) following the Quarterly Record Date for each Payment Period, Grantor shall transfer or cause to be transferred to Grantee an amount in respect of the Subject Interests equal to the product of the Proceeds Percentage times the Net Profits with respect to the immediately preceding Payment Period in accordance with Section 3.2(b). All funds delivered to Grantee on account of the Net Profits Interest shall be calculated and paid entirely and exclusively out of the gross proceeds attributable to the Subject Minerals attributable to the Subject Interests.
     3.4 Overpayment; Past Due Payments.
     (a) If Grantor ever pays Grantee more than the amount of money then due and payable to Grantee under this Conveyance, Grantee shall not be obligated to return the overpayment, but Grantor may at any time thereafter reduce the gross proceeds used to calculate the Net Profits and retain for its own account an amount equal to the overpayment, plus interest at the Money Market Interest Rate on such amount, commencing on the sixth (6th) day from the date of the overpayment to the date such amount is recovered by Grantor from such proceeds.
     (b) Any amount not paid by Grantor to Grantee with respect to the Net Profits Interest when due shall bear, and Grantor hereby agrees to pay, interest at the Money Market Interest Rate from the due date until such amount has been paid.
     (c) Grantor shall give Grantee written notice with respect to any underpayment or overpayment described in this Section 3.4, together with supporting worksheets and data.
     3.5 Statements.
     (a) On or before each Quarterly Record Date, Grantor shall deliver to Grantee a statement showing the computation of the Net Profits and the Proceeds Percentage of the Net

Profits, including gross proceeds and debits therefrom (including any reductions to such gross proceeds and/or debits), with respect to the preceding Payment Period.
     (b) On or before the first Quarterly Record Date after the end of each calendar year and on or before the Quarterly Record Date after the Termination Date, such statement shall also show the computation of the Net Profits and the Proceeds Percentage of the Net Profits, including gross proceeds and debits therefrom (including any reductions to such gross proceeds and/or debits), for the preceding calendar year (or portion thereof when the Net Profits Interest was in effect).
     (c) If Grantee takes exception to any item or items included in any quarterly statement required by Section 3.5(a), Grantee must notify Grantor in writing within one hundred and twenty (120) days after the end of the fiscal year with respect to which such statements relate. Such notice must set forth in reasonable detail the specific debits complained of and to which exception is taken or the specific credits which should have been made and allowed. Adjustments shall be made for all complaints and exceptions that are agreed to by the parties; provided that if the parties do not agree, such disputed matters shall be subject to the arbitration provisions set forth in Article XI of the Trust Agreement.
     (d) Notwithstanding anything to the contrary herein, all matters reflected in Grantor’s statements for the preceding calendar year (or portion thereof) that are not objected to by Grantee in the manner provided by this Section 3.5(c) shall be deemed correct as rendered by Grantor to Grantee.
     3.6 Information/Access.
     (a) Grantor shall maintain true and correct books, records, and accounts of (i) all transactions required or permitted by this Conveyance and (ii) the financial information necessary to reflect such transactions, including the financial information needed to calculate the Net Profits with respect to any Payment Period.
     (b) Grantee or its representative, at the Trust’s expense, may inspect and copy such books, records, and accounts in the offices of Grantor during normal business hours and upon reasonable notice.
     (c) At Grantee’s request, subject to applicable restrictions on disclosure and transfer of information, Grantor shall give Grantee and its designated representatives (on behalf of the Trust) reasonable access in Grantor’s office during normal business hours to (i) all geological, Subject Well and production data in Grantor’s possession or Grantor’s Affiliates’ possession, relating to operations on the Subject Interests and (ii) all reserve reports and reserve studies in the possession of Grantor or of Grantor’s Affiliates, relating to the Subject Interests, whether prepared by Grantor, by Grantor’s Affiliates, or by consulting engineers.
     (d) Grantor makes no representations or warranties about the accuracy or completeness of any such data, reports, or studies referred to in Section 3.6(c) and shall have no liability to Grantee, the Trust or any other Person resulting from such data, studies, or reports.

ARTICLE IV
OPERATION OF THE SUBJECT INTERESTS
     4.1 Operations Standard. To the extent that Grantor controls such matters and notwithstanding anything to the contrary herein, with respect to each Subject Interest, Grantor agrees that it will conduct and carry on, or use commercially reasonable efforts to cause the operation thereof to conduct and carry on, the maintenance and operation of such Subject Interest in the same manner as a reasonably prudent operator in the State in which such Subject Interest is located would under the same or similar circumstances acting with respect to its own properties (without regard to the existence of the Net Profits Interest). Grantee acknowledges that Grantor is and shall be an undivided interest owner with respect to the Subject Interests. Grantee agrees that the acts or omissions of Grantor’s co-owners shall not be deemed to constitute a violation of the provisions of this Section 4.1, nor shall any action required by a vote of co-owners be deemed to constitute such a violation so long as Grantor has voted its interest in a manner designed to comply with this Section 4.1. Subject to the following sentence, nothing contained in this Section 4.1 shall be deemed to prevent or restrict Grantor from electing not to participate in any operations that are to be conducted under the terms of any operating agreement, unit operating agreement, contract for development, or similar instrument affecting or pertaining to the Subject Interests (or any portion thereof) and permitting consenting parties to conduct non-consent operations thereon if a reasonably prudent operator in the State in which the Subject Interest affected thereby is located acting with respect to its own properties (without regard to the existence of the Net Profits Interest) would make such elections.
     4.2 Pooling and Unitization. Grantor shall have the right to pool or unitize all or any of the Leases as to any one or more of the formations or horizons thereunder, and as to any of the Subject Minerals, when, in the reasonable judgment of Grantor, it is necessary or advisable to do so in order to form a drilling or proration unit to facilitate the orderly development of the Subject Interests or to comply with the requirements of any law or governmental order or regulation relating to the spacing of wells or proration of the production therefrom. For purposes of computing the Net Profits, there shall be allocated to the Subject Interests included in such unit a pro rata portion of the Minerals produced from the pooled unit on the same basis that production from the pool or unit is allocated to other working interests in such pool or unit. The interest in any such unit attributable to the Subject Interests (or any part thereof) included therein shall become a part of the Subject Interests and shall be subject to the Net Profits Interest in the same manner and with the same effect as if such unit and the interest of Grantor therein were specifically described in Exhibit A to this Conveyance.
     4.3 Non-Consent. Subject to Section 4.1, if Grantor elects to be a non-participating party (whether pursuant to an operating agreement or other agreement or arrangement, including without limitation, non-consent rights and obligations imposed by statute or regulatory agency) with respect to any operation on any Subject Interest or elects to be an abandoning party with respect to a Subject Well located on any Subject Interest, the consequence of which election is that Grantor’s interest in such Subject Interest or part thereof is temporarily (i.e., during a recoupment period) or permanently forfeited to the parties participating in such operations, or electing not to abandon such Subject Well, then the costs and proceeds attributable to such forfeited interest shall not, for the period of such forfeiture (which may be a continuous and permanent period), be debited or credited to the Net Profits Account and such forfeited interest shall not, for the period of such forfeiture, be subject to the Net Profits Interest. Notwithstanding anything to the contrary contained herein, Grantor shall not elect, as to any Subject Interest, to be a non-participating party with respect to any operation contemplated in this Section 4.3 in the event any Affiliate of Grantor will also be a participating party in such operation.
     4.4 Marketing/Hedges. As between Grantor and Grantee, Grantor shall have exclusive charge and control of the marketing of all Subject Minerals. Grantor shall market the Subject Minerals allocable to the Net Profits Interest in the same manner that it markets its Subject Minerals and Grantor shall not be entitled to deduct from the calculation of the Net Profits any fee for marketing the Subject Minerals allocable to the Net Profits Interest other than fees for marketing paid to non-Affiliates. Grantor shall not enter into any Hedges (other than the Existing Hedges) with respect to the Subject Minerals from and after the Effective Time or modify or terminate the Existing Hedges.
     4.5 Amendment of Leases. Grantor shall have the unrestricted right to renew, extend, modify, amend, or supplement the Leases with respect to any of the lands covered thereby in any particular without the consent of Grantee; provided, that the Net Profits Interest shall apply to all renewals, extensions, modifications, amendment, supplements and other similar arrangements (and/or interests therein) of the Leases, whether or not such renewals, extensions modifications, amendment, supplements or arrangements have heretofore been obtained, or are hereafter obtained, by Grantor and no renewal, extension, modification, amendment, or supplementation shall adversely affect any of Grantee’s rights hereunder, including, without limitation, the amount, computation, or method of payment of the Net Profits Interest; provided further that any fees payable with respect to such renewal, extension, modification, amendment or supplementation may be debited to the Net Profits Account pursuant to Section 3.1(b). Grantor shall furnish Grantee with written notice of any renewal, extension, modification, amendment, or supplementation, which materially affects the Net Profits Interest, within 30 days after Grantor has entered into the same, which notice shall specify the date thereof and the location and the acreage covered thereby.
     4.6 Abandonment. Grantor shall have the right without the joinder of Grantee to release, surrender and/or abandon its interest in the Subject Interests, or any part thereof, or interest therein even though the effect of such release, surrender or abandonment will be to release, surrender or abandon the Net Profits Interest the same as though Grantee had joined therein insofar as the Net Profits Interest covers the Subject Interests, or any part thereof or interest therein, so released, surrendered or abandoned by Grantor; provided, however, that Grantor shall not release, surrender or abandon any Subject Interest unless and until Grantor has determined (acting like a reasonably prudent operator in the State in which such Subject Interests are located with respect to its own properties, without regard to the existence of the Net Profits Interest) that such Subject Interest will no longer produce Subject Minerals in paying quantities; and provided further that Grantor will promptly after the release, surrender or abandonment of any Subject Interest, or any part thereof or interest therein, notify Grantee in writing, giving a description of such Subject Interest, or part thereof or interest therein, that has been released, surrendered or abandoned, and the date on which such release, surrender or abandonment has occurred. Grantor shall have an unequivocal right to abandon a Subject Interest, or any part thereof if such abandonment is necessary for health, safety or environmental reasons, or the

Subject Minerals that would have been produced from the abandoned Subject Interest would otherwise be produced from Subject Wells located on the remaining Subject Interests.
     4.7 Contracts with Affiliates. Grantor or its Affiliates may perform services and furnish supplies and/or equipment with respect to the Subject Interests that are required to operate the Subject Interests in accordance with the operations standard set forth in Section 4.1 hereof and debit the Net Profits Account for the costs of such services and/or furnishing of such supplies and/or equipment, provided that the terms of the provision of such services or furnishing of supplies and/or equipment shall not be less favorable than those terms available from non-Affiliates in the same area as such Subject Interests that are engaged in the business of rendering comparable services or furnishing comparable equipment and supplies, taking into consideration all such terms, including the price, term, condition of supplies or equipment, availability of supplies and/or equipment, and all other terms.
ARTICLE V
RELEASES AND TRANSFERS OF SUBJECT INTERESTS/SUBJECT WELLS
     5.1 Sale and Release of Properties.
     (a) Grantor may from time to time Transfer the Subject Interests, or any part thereof or undivided interest therein, free of the Net Profits Interest and the Conveyance, provided that:
(i)	no Subject Interest or portion thereof may be Transferred pursuant to this Section 5.1 where the production of Subject Minerals from such Subject Interest or part thereof for the twelve (12) months immediately preceding the proposed sale date for such Subject Interest or part thereof exceeds one quarter of one percent (0.25%) of the total production of total Subject Minerals produced from all of the Subject Interests for the twelve (12) months immediately preceding the proposed sale date for such Subject Interest or part thereof;

(ii)	in connection with any such Transfer, Grantee shall receive as compensation for the release of its Net Profits Interest in the Subject Interest (or portion thereof) so Transferred the Fair Value of the portion of the Net Profits Interest so released; and

(iii)	the aggregate fair market value of all portions of the Net Profits Interest released pursuant to Section 5.1(a) during any consecutive twelve (12) month period shall not exceed $500,000.
     (b) In connection with any Transfer pursuant to this Section 5.1, Grantor shall reduce the costs referred to in Section 3.1(b), subject to the limitations described in Section 3.1(b), by an amount equal to the Fair Value of the portion of the Net Profits Interest being released. Such reduction shall be taken into account in the Payment Period in which Grantor receives the payment with respect to any such Transfer of the Subject Interest.
     (c) In connection with any Transfer provided for in this Section 5.1, Grantee shall, on request, immediately prior to any such Transfer, execute, acknowledge, and deliver to Grantor a recordable instrument (reasonably acceptable to Grantor) that reconveys the Net Profits Interest with respect to the Subject Interests being Transferred to Grantor.
     (d) From and after the actual date of any such Transfer by Grantor, Grantor and any assignee, purchaser, transferee or grantee of such Subject Interest shall be relieved of all obligations, requirements, and responsibilities arising under the Net Profits Interest or this Conveyance with respect to the Subject Interests Transferred, except for those that accrued prior to such date.
     5.2 Release of Other Properties.
     (a) Notwithstanding anything herein to the contrary, in the event that any Person notifies Grantor that, pursuant to a Prior Reversionary Interest, Grantor is required to convey any of the Subject Interests to such Person or cease production from any Subject Well, Grantor may provide such conveyance with respect to such Subject Interest or permanently cease production from any such Subject Well.
     (b) Notwithstanding anything herein to the contrary, in the event that Grantor receives compensation pursuant to any Prior Reversionary Interest Grantee shall not be entitled to any share of such compensation.
     (c) In connection with any conveyance or permanent cessation of production provided for in Section 5.2(a) above, Grantee shall, on request, immediately prior to such event, execute, acknowledge, and deliver to Grantor a recordable instrument (reasonably acceptable to Grantor) that reconveys the Net Profits Interest with respect to any such Subject Well or Subject Interests to Grantor.
     (d) From and after the actual date of any conveyance or permanent cessation of production provided for in Section 5.2(a), Grantor and any assignee, purchaser, transferee or grantee of such Subject Interest shall be relieved of all obligations, requirements, and responsibilities arising under the Net Profits Interest or this Conveyance with respect to the Subject Interests Transferred (and no credits or debits shall be made to the Net Profits Account therefor), except for those that accrued prior to such date.
     5.3 Farmouts.
     (a) Grantor may from time to time enter into Farmout Agreements with Third Persons with respect to a Subject Interest. In the event that Grantor enters into any Farmout Agreement with a Third Person, the Net Profits Interest and this Conveyance shall burden only Grantor’s retained interest in the Subject Interest after giving effect to any interest in the Subject Interest that a counterparty to the Farmout Agreement may earn under such Farmout Agreement.
     (b) In connection with Grantor entering into any Farmout Agreement, Grantee shall, upon request, execute, acknowledge, and deliver to Grantor a recordable instrument (reasonably acceptable to Grantor) that releases the Net Profits Interest and this Conveyance with respect to the Subject Interests being Transferred pursuant to such Farmout Agreement; provided, the Net Profits Interest shall continue to burden the Subject Interest retained by Grantor.

ARTICLE VI
OWNERSHIP OF PROPERTY; LIABILITY OF GRANTEE; NO RIGHT OF OPERATIONS BY GRANTEE
     6.1 Ownership of Certain Property. The Net Profits Interest does not include any right, title, or interest in and to any personal property, fixtures, or equipment and is exclusively an interest in and to the Subject Leases and the Minerals in and under and produced and saved from the Subject Interests, and Grantee shall look solely to the Subject Minerals and payments in respect thereof (as provided herein) for the satisfaction and realization of the Net Profits Interest.
     6.2 No Personal Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS CONVEYANCE, GRANTEE SHALL NEVER PERSONALLY BE RESPONSIBLE FOR PAYMENT OF ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH THE EXPLORING, DEVELOPING, OPERATING AND MAINTAINING OF THE SUBJECT INTERESTS; PROVIDED, HOWEVER, ALL SUCH COSTS AND EXPENSES SHALL, TO THE EXTENT THE SAME RELATE TO ACTS, OMISSIONS, EVENTS, CONDITIONS OR CIRCUMSTANCES OCCURRING FROM AND AFTER THE EFFECTIVE TIME, NEVERTHELESS BE CHARGED AGAINST THE NET PROFITS ACCOUNT AS AND TO THE EXTENT HEREIN PERMITTED.
     6.3 No In-Kind Rights. Grantee shall have no right to take in kind any Subject Minerals allocable to the Net Profits Interest.
     6.4 No Operating Rights. IT IS THE EXPRESS INTENT OF GRANTOR AND GRANTEE THAT THE NET PROFITS INTEREST SHALL CONSTITUTE (AND THIS CONVEYANCE SHALL CONCLUSIVELY BE CONSTRUED FOR ALL PURPOSES AS CREATING) A SINGLE, SEPARATE NON-OPERATING NET PROFITS INTEREST IN AND TO THE SUBJECT LEASES AND MINERALS IN AND UNDER AND PRODUCED AND SAVED FROM THE SUBJECT INTERESTS DURING THE NET PROFITS PERIOD FOR ALL PURPOSES AND A FULLY VESTED AND FULLY CONVEYED INTEREST IN PROPERTY. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, GRANTOR AND GRANTEE ACKNOWLEDGE THAT GRANTEE HAS NO RIGHT OR POWER TO PARTICIPATE IN THE SELECTION OF A DRILLING CONTRACTOR, TO PROPOSE THE DRILLING OF A WELL, TO DETERMINE THE TIMING OR SEQUENCE OF DRILLING OPERATIONS, TO COMMENCE OR SHUT DOWN PRODUCTION, TO TAKE OVER OPERATIONS, OR TO SHARE IN ANY OPERATING DECISION WHATSOEVER OR IN ANY DECISION PERTAINING TO THE MARKETING AND SALE OF PRODUCTION WHATSOEVER. GRANTOR AND GRANTEE HEREBY EXPRESSLY NEGATE ANY INTENT TO CREATE (AND THIS CONVEYANCE SHALL NEVER BE CONSTRUED AS CREATING) A MINING OR OTHER PARTNERSHIP OR JOINT VENTURE OR OTHER RELATIONSHIP SUBJECTING GRANTOR AND GRANTEE TO JOINT LIABILITY.

ARTICLE VII
WARRANTY AND NEGATIVE COVENANT
     7.1 Warranty. Grantor agrees to warrant and forever defend, all and singular, the Net Profits Interest unto Grantee, its successors and assigns, against all persons whomsoever claiming or to claim the same, or any part thereof, by, through or under Grantor, but not otherwise, subject to the Permitted Encumbrances. Subject to the Net Profits Interest and the Permitted Encumbrances, Grantor further warrants to Grantee that with respect to claims made by, through or under Grantor or its Affiliates, immediately prior to the transfer made pursuant to this Conveyance, with respect to each well set forth in Exhibit B to the Supplemental Agreement, Grantor is (i) entitled to receive not less than the percentage set forth in Exhibit B to the Supplemental Agreement hereto as the “Net Revenue Interest” of all Minerals produced, saved and marketed from such well to which such Net Revenue Interest corresponds without reduction of such interest throughout the duration of the life of such well except as specifically set forth in Exhibit B to the Supplemental Agreement, and (ii) obligated to bear the percentage of the costs and expenses relating to the maintenance, development and operation of such well not greater than the “Working Interest” shown in Exhibit B to the Supplemental Agreement with respect to such well, without increase throughout the duration of the life of such well, as applicable, except as specifically set forth in Exhibit B to the Supplemental Agreement. Grantor also hereby transfers to Grantee by way of substitution and subrogation (to the fullest extent that same may be transferred), all rights or actions over and against all predecessors (other than Affiliates of Grantor), covenantors or warrantors of title.
     7.2 Senior Obligation. Grantor agrees that it shall cause each agreement, indenture, bond, deed of trust, filing, application or other instrument that creates or purports to create a lien, mortgage, security interest or other charge secured by the Subject Interests, Subject Minerals or the proceeds from the sale of the Subject Minerals or the Existing Hedges that is entered into on or after the date hereof to include an express agreement and acknowledgement by the parties thereto that the Net Profits Interest is senior in right of payment and collection to any and all obligations created thereby in respect of the Subject Interests, Subject Minerals or the proceeds from the sale of the Subject Minerals or the Existing Hedges; provided, however, that this Section 7.2 shall not apply to any agreement, indenture, bond, deed of trust, filing, application or other instrument that creates a lien, mortgage, security interest or other charge secured by not more than Grantor’s residual interest in the Subject Interests, Subject Minerals or the proceeds from the sale of the Subject Minerals, (in each case) subject and subordinate to the Net Profits Interest (and the Net Profits Interest shall not be burdened or encumbered by any such lien, mortgage, security interest or other charge).
ARTICLE VIII
ASSIGNMENT OF PRE-EFFECTIVE TIME PAYMENT
For and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration (including the issuance by Grantee to Grantor of the Trust Units identified in Article I) to Grantor paid by Grantee, the receipt and sufficiency of which are hereby acknowledged by Grantor, Grantor has bargained, sold, granted, conveyed, transferred, assigned, set over, and delivered, and by these presents does hereby bargain, sell, grant, convey, transfer, assign, set over, and deliver unto Grantee, its successors and assigns, effective as of the Effective

Time, an amount, payable by wire transfer of immediately available funds on or before the tenth day (or, if such day is not a Business Day, the next Business Day) following the Quarterly Record Date for the applicable Payment Period, equal to the product of the Proceeds Percentage times the Net Profits that would have been payable by Grantor to Grantee pursuant to the terms of the Net Profits Interest calculated by reference to the production of the Subject Interests for the Production Period Prior to the Effective Time as if the Net Profits Interest had been in existence and this Conveyance been dated and in effect as of January 1, 2008 (the “Pre-Effective Time Payment”). In no event shall any item of gross proceeds, cost, revenue or other amount used in determining the Pre-Effective Time Payment be duplicated with any such item of gross proceeds, cost, revenue or other amount pursuant to the calculation of the Net Profits Interest.
ARTICLE IX
MISCELLANEOUS
     9.1 Notices. All notices and other communications required or permitted under this Conveyance shall be in writing and, unless otherwise specifically provided, shall be delivered personally, by electronic transmission, by registered or certified mail, postage prepaid, or by delivery service for which a receipt is obtained (except for quarterly statements provided for under Section 3.5 above which may be sent by regular mail), to the respective addresses of Grantor and Grantee shown below, and shall be deemed delivered on the date of receipt. Either party may specify his proper address or any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least fifteen (15) days prior to the effective date of such change of address. For purposes of notice, the addresses of Grantor and Grantee shall be as follows:

If to Grantor:	c/o Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300
Attention: Chief Financial Officer

If to Grantee:	The Bank of New York Trust Company, N.A.
Global Corporate Trust
919 Congress Avenue, Suite 500
Austin, Texas 78701
Attention: Michael J. Ulrich
     9.2 Payments. Grantor shall transfer or cause to be transferred all monies to which Grantee is entitled hereunder by Federal funds wire transfer not later than the date when due, to Grantee at the bank account specified by Grantee in writing to Grantor.
     9.3 Amendments. This Conveyance may not be amended, altered, or modified except pursuant to a written instrument executed by Grantor and Grantee.
     9.4 Further Assurances. Grantor and Grantee shall from time to time do and perform such further acts and execute and deliver such further instruments, conveyances, and documents as may be required or reasonably requested by the other party to establish, maintain, or protect the respective rights and remedies of Grantor and Grantee and to carry out and effectuate the intentions and purposes of this Conveyance, provided in each case the same does not conflict with any provision of this Conveyance.
     9.5 Waivers. The failure of Grantor or Grantee to insist upon strict performance of any provision hereof shall not constitute a waiver of or estoppel against asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.
     9.6 No Partition. Grantor and Grantee acknowledge that Grantee has no right or interest that would permit Grantee to partition any portion of the Subject Interests, and Grantee hereby waives any such right.
     9.7 Governing Law. THIS CONVEYANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO EXCEPT TO THE EXTENT THE PROPERTY LAWS OF THE STATE IN WHICH THE SUBJECT INTERESTS ARE LOCATED ARE APPLICABLE.
     9.8 Rule Against Perpetuities. It is not the intent of Grantor or Grantee that any provision herein violate any applicable law regarding the rule against perpetuities, the suspension of the absolute power of alienation, or other rules regarding the vesting or duration of estates, and this Conveyance shall be construed as not violating any such applicable law to the extent the same can be so construed consistent with the intent of the parties. In the event, however, that any provision hereof is determined to violate any such applicable law, then such provision shall nevertheless be effective for the maximum period (but not longer than the maximum period) permitted by any such applicable law that will result in no violation. To the extent such maximum period is permitted to be determined by reference to “lives in being”, Grantor and Grantee agree that “lives in being” shall refer to the lifetime of the last to die of the now living lineal descendants of the late Joseph P. Kennedy (father of the late President of the United States of America).
     9.9 Tax Matters.
     (a) Nothing herein contained shall be construed to constitute a partnership or to cause either party hereto (under state law or for tax purposes) to be treated as being the agent of, or in partnership with, the other party. In addition, the parties hereto intend that the Net Profits Interest conveyed hereby to Grantee shall at all times be treated as (i) an incorporeal (i.e., a non-possessory) interest in real property or land under the laws of the state in which the Subject Interests are located, and (ii) a production payment under Section 636 of the Code, and therefore, for tax purposes, debt, payable out of net profits (rather than as a working or any other interest). The parties hereto intend that the Pre-Effective Time Payment conveyed hereby to Grantee shall at all times be treated for United States federal income tax purposes as a debt obligation of Grantor.
     (b) Grantor and Grantee agree, and by acquisition of an interest in Grantee each holder of an interest in Grantee shall be deemed to have agreed, for United States federal income tax purposes, (1) to treat the Net Profits Interest as indebtedness that is subject to Treasury Regulations Section 1.1275-4 (the “Contingent Debt Regulations”) and, for purposes of the

Contingent Debt Regulations, to treat payments received with respect to the Net Profits Interest as contingent payments, and (2) to accrue interest with respect to the Net Profits Interest according to the “noncontingent bond method” set forth in Treasury Regulations Section 1.1275-4(b), using the comparable yield of 9.0% per annum compounded semi-annually.
     (c) Grantor and Grantee acknowledge and agree, and by acquisition of an interest in Grantee each holder of an interest in Grantee shall be deemed to have agreed, that (i) the comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of interest accruals and adjustments thereof in respect of the Net Profits Interest for United States federal income tax purposes and (ii) the comparable yield and the schedule of projected payments do not constitute a projection or representation regarding the amounts payable on the Net Profits Interest.
     (d) Grantor may cause to be withheld from any payment hereunder any tax withholding required by law or regulations, including, in the case of any withholding obligation arising from income that does not give rise to any cash or property from which any applicable withholding tax could be satisfied, by way of set off against any subsequent payment of cash or property hereunder.
     9.10 Counterparts; Termination.
     (a) Multiple counterparts of the Conveyance have been recorded in the counties of the States of Oklahoma, Texas, North Dakota, Arkansas, Montana, Wyoming, Michigan, New Mexico, Louisiana, Colorado, Alabama, Utah, Kansas, and Mississippi where the Subject Interests are located. The counterparts are identical except that, to facilitate recordation, the counterpart recorded in each county may contain property descriptions relating only to the Subject Interests located in that county. A counterpart of the Conveyance containing all property descriptions of Subject Interests will be maintained in the offices of the Grantor.
     (b) If any Subject Interests are located in more than one county, the description of such Subject Interests may be included in any one or more counterparts prepared for recordation in separate counties, but the inclusion of the same property description in more than one counterpart of this Conveyance shall not be construed as having effected any cumulative, multiple, or overlapping interest in the Subject Interests in question.
     (c) On the Termination Date, Grantee shall, on request, execute, acknowledge, and deliver to Grantor a recordable instrument (reasonably acceptable to Grantor) that terminates and releases the Net Profits Interest with respect to the Subject Interests.
     9.11 Binding Effect. All the covenants and agreements of Grantor herein contained shall be deemed to be covenants running with Grantor’s interest in the Subject Interests and the lands affected thereby. All of the provisions hereof shall inure to the benefit of Grantee and its successors and assigns and shall be binding upon Grantor and its successors and assigns and all other owners of the Subject Interests or any part thereof or any interest therein.

     EXECUTED effective for all purposes as of the Effective Time.

GRANTOR:

ATTEST:	WHITING OIL AND GAS CORPORATION

By: /s/ Christy M. Evenden	By: /s/ David M. Seery
Name: Christy M. Evenden	Name: David M. Seery
Title: Assistant Secretary	Title: Vice President, Land

ATTEST:	EQUITY OIL COMPANY

By: Christy M. Evenden	By: /s/ David M. Seery
Name: Christy M. Evenden	Name: David M. Seery
Title: Assistant Secretary	Title: Vice President, Land

GRANTEE: WHITING USA TRUST I By its Trustee, The Bank of New York Trust Company, N.A.
By:	/s/ Michael J. Ulrich
	Name:	Michael J. Ulrich
	Title:	Vice President

This Conveyance was drafted by John K. Wilson from the law firm of Foley & Lardner LLP, located at 777 E. Wisconsin Avenue, Milwaukee, WI 53202, phone number (414) 271-2400.

EXHIBIT A

Exhibit A – Page 1